UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 20, 2020

AMERICAN NATIONAL INSURANCE CO

(Exact name of registrant as specified in its charter)

Texas	001-34280	74-0484030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

One Moody Plaza Galveston, Texas	77550-7999
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (409) 763-4661

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common Stock, Par Value $1.00	ANAT	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2020, the Board of Directors of American National Insurance Company (the “Company” or “we”), on recommendation of the Board Compensation Committee, approved cash payments under the Company’s Executive Incentive Compensation Program with respect to the short-term incentive (“STI”) and long-term incentive (“LTI”) performance periods ending December 31, 2019. This incentive compensation information was not contained in the Summary Compensation Table included in the Company’s preliminary proxy statement for its 2020 Annual Meeting of Stockholders (the “Annual Meeting”), filed with the Securities and Exchange Commission on February 12, 2020 (the “Proxy Statement”), because the amount of such compensation had not been determined at the time of filing the Proxy Statement.

Pursuant to Item 5.02(f) of Form 8-K, below is a revised Summary Compensation Table, which includes the incentive compensation earned by the named executive offers with respect to 2019, along with revised total compensation figures. No other amounts have changed.

Name and Principal Position	Year	Salary (a)(1)	Bonus (b)(1)	Non-Equity Incentive Plan Compensation (c)(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (d)(1)	All Other Compensation (e)(1)	Total
James E. Pozzi, President and Chief Executive Officer	2019	$1,049,893	$0	$4,891,584	$1,755,409	$153,554	$7,850,440

Timothy A. Walsh, Executive Vice President, CFO, Treasurer, ML and P&C Operations	2019	$526,670	$198	$741,033	$0	$56,277	$1,324,178

David A. Behrens, Executive Vice President, Independent Marketing	2019	$572,677	$198	$981,875	$441,724	$64,232	$2,060,706

Hoyt J. Strickland, Executive Vice President, Career Sales & Service Division	2019	$424,406	$198	$489,574	$103,375	$50,652	$1,068,205

Johnny D. Johnson, Executive Vice President, Corporate Business Process Officer and CIO	2019	$424,406	$198	$467,870	$97,705	$56,807	$1,046,986

(1)	Amounts in these columns are further explained in the footnotes below the Summary Compensation Table in the Proxy Statement.

(2)

The amounts in this column include earnings under the 2019 STI and the cash settlement of book value units (“BVUs”) earned as of December 31, 2019 pursuant to the 2017 LTI as shown in the following table:

Name	STI	LTI
James E. Pozzi	$793,748	$4,097,836
Timothy A. Walsh	$278,724	$462,309
David A. Behrens	$324,929	$656,946
Hoyt J. Strickland	$189,213	$300,361
J. D. Johnson	$176,475	$291,395

The table below shows each STI performance measure and the threshold, target and maximum goals associated with each, along with actual 2019 performance with respect to each performance measure. Information regarding our performance measures is provided in the limited context of our STI discussion and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

STI Performance Measure	Threshold	Target	Maximum	2019 Actual
Insurance ROE	5.40%	7.90%	10.40%	6.93%
Premium Growth	3.55%	5.55%	8.55%	4.36%
P&C Combined Ratio	101.00%	99.00%	96.00%	100.16%
Life Direct Earned Premium Growth	4.60%	6.10%	8.60%	5.99%

The following table shows how each NEO performed relative to his 2019 aggregate target STI opportunity:

2019 STI Potential Target Aggregate Incentive Opportunities

for the NEOs Compared to Actual Aggregate STI Incentive Award Earned

Name	Aggregate Target STI		Actual Aggregate Incentive Award Earned
	As a % of Base Salary	As $ Amount	As a % of Target STI	As a % of Base Salary	As $ Amount
James E. Pozzi	100%	$1,075,016	73.84%	73.84%	$793,748
Timothy A. Walsh	70%	$373,136	74.70%	52.29%	$278,724
David A. Behrens	70%	$405,733	80.08%	56.06%	$324,929
Hoyt J. Strickland	55%	$236,250	80.09%	44.05%	$189,213
J.D. Johnson	55%	$236,250	74.70%	41.08%	$176,475

The cash value of BVUs earned as of December 31, 2019 under the 2017 LTI was based on the compound annual growth rate (“CAGR”) of the Company’s GAAP book value during the three-year performance period ended December 31, 2019, adjusted for dividends paid. In calculating the book value CAGR achieved for such performance period, we excluded the impact of certain factors that otherwise enhanced GAAP book value. First, we excluded the impact of the Tax Cuts and Jobs Act of 2017. Second, we excluded the impact of our adoption of an accounting standard that resulted in an increase in our retained earnings. By excluding these items, GAAP equity was reduced by approximately $266.3 million for purposes of calculating adjusted book value CAGR at December 31, 2019, which had the effect of lowering the BVU cash settlements. Our book value at December 31, 2019 with such exclusions, plus dividends paid during 2017, 2018 and 2019, was approximately $5.99 billion. Our GAAP book value on December 31, 2016 was approximately $4.66 billion. The resulting adjusted book value CAGR for the three-year performance period ending December 31, 2019 was 8.74%.

The book value growth objectives for the 2017 LTI were a threshold book value CAGR of 4.0%, a target book value CAGR of 6.25%, and a maximum book value CAGR of 9.0%. The 8.74% adjusted book value CAGR achieved was approximately 145% of target CAGR. Each of the NEOs, therefore, earned approximately 145% of his respective target BVUs. It is anticipated that each earned BVU will be settled in cash on February 28, 2020 at an accumulated value of $128.58 per BVU, the product of the $100 initial BVU value times the compounded three-year adjusted book value CAGR of 8.74% (or $100 x 1.0874%3). Such cash settlement is reflected in the table below.

Cash Settlement of BVUs Earned under 2017 LTI Program

Name	2017 Target BVUs		BVUs Earned as of End of Performance Period (12/31/2019)
	Number of BVUs	As $ Amount*	Number of BVUs	As $ Amount**
James E. Pozzi	21,938	$2,193,800	31,869.93	$4,097,836
Timothy A. Walsh	2,475	$247,500	3,595.50	$462,309
David A. Behrens	3,517	$351,700	5,109.24	$656,946
Hoyt J. Strickland	1,608	$160,800	2,335.99	$300,361
J.D. Johnson	1,560	$156,000	2,266.25	$291,395

*	Based on initial value of $100.
**	Based on an accumulated value of $128.58 per BVU.

The Dodd-Frank Act and rules of the Securities and Exchange Commission (the “SEC”) require that we provide the following information about the relationship of the total annual compensation of our median employee and the total annual compensation of our CEO. Such information was not available in full at the time of filing the Proxy Statement. Under such SEC rules, we are required to identify our median employee only once every three years, unless there is a change in our employee population or compensation arrangements such that we reasonably believe a significant change in our pay ratio disclosure would result. Because we do not believe that there have been changes in our employee population or compensation arrangements that would significantly impact our pay ratio disclosure, we believe it is reasonable to use the median employee previously identified and reported for 2017 and 2018 for purposes of calculating our pay ratio disclosure for 2019.

The total annual compensation for 2019 of the employee identified as our median employee (not including our CEO) was $67,023. The total annual compensation for 2019 of our CEO, James E. Pozzi, was $7,850,440. Based on this information, the ratio of our CEO’s total compensation for 2019 to the total compensation of our identified median employee was estimated to be 117:1.

To identify our median employee for purposes of our pay ratio disclosure for 2017, we first identified all of our employees as of December 31, 2017. We then ranked the 2017 annual compensation of this employee population (not including our CEO) based on IRS Form W-2, Box 1 wages, without annualizing the compensation of individuals who were employed for less than the full year. After identifying the median employee from this ranking, we calculated the annual total compensation for such employee using the same methodology we use for our NEOs as set forth in Summary Compensation Table above.

This pay ratio is a reasonable good faith estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on his or her annual total compensation allow companies to use a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio we report above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions to calculate their own pay ratios.

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities and is not a solicitation of a proxy from any stockholder of the Company. In connection with the proposed holding company reorganization described in the Proxy Statement (the “Reorganization”), American National Group, Inc. (the “Holding Company”) has filed with the SEC a preliminary registration statement on Form S-4 that includes a preliminary joint proxy statement/prospectus consisting of a proxy statement relating to the Annual Meeting and a prospectus relating to the common stock of the Holding Company. The Company and the Holding Company also plan to file other relevant documents in connection with the proposed Reorganization. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT / PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED REORGANIZATION. Investors may obtain a free copy of the definitive proxy statement/prospectus (if and when available) and other relevant documents filed by the Company or the Holding Company with the SEC at the SEC’s website at www.sec.gov. In addition, copies of the definitive proxy statement/prospectus (if and when available) and other relevant documents containing information about the Company, the Holding Company and the proposed Reorganization can be obtained free of charge by visiting our investor relations website at www.americannational.com/wps/portal/an/menu/about/investors.

The directors and executive officers of the Company and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed Reorganization. Information regarding the Company’s directors and executive officers and other persons who, under the rules of the SEC, may be potential participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is included in the preliminary proxy statement/prospectus and will be included in the definitive proxy statement/prospectus and other relevant documents that the Company and the Holding Company have filed and intend to file with the SEC in connection with the Annual Meeting.

FORWARD LOOKING STATEMENTS

This report contains, and certain statements made by management from time to time may contain, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are indicated by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “estimates,” “will” or words of similar meaning, and include, without limitation, statements regarding the proposed Reorganization, the occurrence and timing of any closing of the proposed Reorganization, and other factors described below. These forward-looking statements are subject to changes and uncertainties which are, in many instances, beyond our control and have been made based upon current assumptions, expectations and beliefs. There can be no assurance that future developments will be in accordance with our expectations, or that the effect of future developments on us will be as anticipated. It is not a matter of corporate policy for us to update or revise forward-looking statements based on the outcome of various foreseeable or unforeseeable events. Forward-looking statements are not guarantees of future performance and involve various risks and uncertainties. There are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including without limitation:

•	we may not obtain the expected benefits of the Reorganization;

•	the Reorganization may result in substantial costs whether completed or not;

•	as a holding company, the Holding Company will be dependent on the operations and funds of its subsidiaries;

•	our business relationships may be subject to disruption;

•	even with stockholder approval, the Reorganization may not be completed; and

•

risks, uncertainties and other factors identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as well as in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, filed with the Securities and Exchange Commission (“SEC”).

Item 8.01.	Other Events.

The disclosure set forth in Item 5.02 above is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN NATIONAL INSURANCE COMPANY

By:	/s/ Timothy A. Walsh
Timothy A. Walsh, Executive Vice President,
CFO, Treasurer and ML and P&C Operations

Date: February 26, 2020